                                                                      EXHIBIT 99


      LANDMARK ANNOUNCES ESTIMATED FINANCIAL RESULTS FOR THE QUARTER ENDED
                                DECEMBER 31, 1999

         RESTON, VA (February 16, 2000) - Landmark Systems Corporation (NASDAQ:
LDMK) today announced estimated financial results for the fourth quarter ended December 31, 1999. The Company also announced that the staff of the Division of Corporation Finance of the Securities and Exchange Commission (SEC) is conducting a periodic accounting review concerning the timing of the recognition of some of the Company's revenues. As part of its periodic review process, the SEC is reviewing the Company's method of allocating System/390 revenue between license fees that are recognized upon delivery, and maintenance fees that are recognized over the maintenance term. Consequently, the Company is awaiting the conclusion of the SEC review before releasing final audited results for the year ended December 31, 1999. The Company expects to resolve the issues raised by the SEC review during the next few weeks.

         The Company believes the accounting methodology it has employed is consistent with prior year results as well as with Generally Accepted Accounting Principles. While it is impossible to predict the outcome of discussions with the SEC, a contrary conclusion by the SEC could result in a material deferral of previously recognized 1998 and 1999 license revenues with eventual recognition over the next 3 to 5 years. The Company's audited financial statements will be contained in the Company's Form 10-K for the year ended December 31, 1999, which will be filed with the SEC on or before March 30, 2000.

         Estimated revenues for the fourth quarter ended December 31, 1999 were $13.6 to $13.8 million. Estimated net income for the fourth quarter was $0.4 to $0.5 million, or $0.03 to $0.04 per share on a diluted basis.

         "We are closely cooperating with the SEC in their review process and believe Landmark will quickly resolve the issues raised," said Katherine K. Clark, Landmark's president and CEO. "Regardless of the outcome, Landmark's cash flow and financial condition will not be impacted."

                                   -- more --

LANDMARK REPORTS ESTIMATED FOURTH QUARTER 1999 RESULTS  --  PAGE TWO

         Commenting on the fourth quarter, Clark stated, "As expected, fourth quarter revenues were affected by year 2000-related remediation and lock down issues and while we anticipate a residual effect from year 2000 issues early this year, we look forward to putting these issues behind us in the year ahead and taking full advantage of emerging market opportunities, including the demand for e-business application management and the ongoing reliance on large systems."

         During the fourth quarter, Landmark announced the start of an e-business initiative targeted at giving an organization visibility and control of critical e-business applications. The premiere product in the Company's e-business portfolio, Landmark WebWatcher, was launched in a managed availability phase in the fourth quarter and is currently being deployed at select customer pilot sites.

         For fiscal year 2000, the Company expects total revenues to be in the range of $61 to $63 million, and earnings to be in range of $0.38 to $0.40 per share.


Headquartered in Reston, Virginia, Landmark Systems Corporation (NASDAQ: LDMK) is a leading, global provider of software, services, and solutions that help organizations manage their critical information technology systems and e-business operations. Landmark's complete, integrated solutions ensure that operating systems, applications, databases, middleware, and servers operate as efficiently and effectively as possible. For more information, visit the company's Web site at www.landmark.com.


Some of the statements in this news release are forward looking and related to anticipated future operating results. Future operating results may be impeded by single or combined events and/or circumstances that have not been presently anticipated. Forward-looking statements are based on Landmark management's current expectations and assumptions, which may be affected by a number of factors, including, without limitation, the outcome of the current SEC accounting review, competitive product introductions, price competition, any failure or delay in the Company's ability to develop and introduce new products, seasonal factors affecting the Company's sales, the Company's ability to attract and retain qualified technical, sales, managerial and other key personnel, the Company's ability to manage expenses effectively, foreign currency risk, the "Year 2000" software and systems issue, and other factors. Therefore, there can be no assurance that actual future results will not differ materially from anticipated results. Readers should refer to Landmark's disclosure documents filed with the Securities and Exchange Commission for specific details on some of the factors that may affect operating results.

Landmark Systems Corporation, the Landmark logo, and PerformanceWorks are registered trademarks of Landmark and its subsidiaries.


                                       ###